Exhibit 99.1
FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:
Gerald R. Johnson, Jr.	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1200	616-726-1202
MERCANTILE BANK CORP. REPORTS 2006 EPS OF $2.45, UP 11.4 PERCENT
FOURTH QUARTER EPS IS $0.57
GRAND RAPIDS, Mich., January 10, 2007 — Mercantile Bank Corporation (NASDAQ: MBWM) reported net income for fiscal year 2006 of $19.8 million, an increase of 10.9 percent from the $17.9 million reported for 2005. Diluted earnings per share were $2.45, an increase of 11.4 percent from the $2.20 reported for the prior year. Earnings benefited from solid loan growth, most notably from within the Company’s newer markets, and effective expense control. Net interest margin pressure and a higher loan loss provision partially offset earnings growth.
For the fourth quarter of 2006, Mercantile reported net income of $4.6 million, an increase of 1.2 percent from the $4.5 million reported for the fourth quarter of 2005. Diluted earnings per share were $0.57 compared with $0.56 reported for the year-ago quarter, an increase of 1.8 percent.
Gerald R. Johnson, Jr., Chairman and CEO of Mercantile Bank Corp., commented, “We reported a healthy earnings increase for the year, despite formidable challenges faced not only by us, but by the entire banking industry. We continue to generate strong organic loan growth, spearheaded by the success of our recent expansion initiatives into Holland, Ann Arbor, and Lansing, which together contributed over fifty percent of 2006 loan growth. Local deposit growth was also exceptionally strong, contributing nearly eighty percent of deposit growth this past year.
“However, competitive pricing and underwriting pressures in our markets restrained our lending activities throughout the year; the aggressive pricing terms offered by competitors negatively impacted the volume of loans we booked, lowered our yields, and accelerated the level of paydowns as well. Despite these pressures, we have remained committed to our traditionally high standards of underwriting and believe the long term benefits of this conservative posture far outweigh the short term costs to our bottom line.”
Total revenue, comprised of net interest income and non-interest income, was $66.8 million for 2006, an increase of 9.7 percent over the $61.0 million reported for the prior fiscal year. Net interest income increased 11.4 percent year over year to $61.6 million, reflecting average earning asset growth of 15.3 percent, partially offset by a 13 basis point decline in net interest margin to 3.37 percent. Mr. Johnson continued, “Our net interest margin has been subjected to a three-fold challenge this past year; in addition to the uncertainty associated with the direction of interest rates, margin compression has been exacerbated by the flat to inverted yield curve and competitive loan and deposit pricing pressures. Although we have more funding flexibility than many banks, there is little that we can do until the yield curve reverts to a more normal relationship.” Non-interest income for the year was $5.3 million compared with $5.7 million for 2005; approximately $0.7 million of 2005 fee income represented a one-time gain on the fourth quarter 2005 sale of state tax credits derived from the construction of the Company’s new headquarters building.
Mr. Johnson noted that Mercantile has continued to leverage its investment in infrastructure, supporting additional loan growth while maintaining operating expense at a stable level throughout the year. For 2006, the efficiency ratio averaged 48.3 percent compared to 51.1 percent in 2005, and was below 50.0 percent for each of the four quarters of 2006. Non interest expense was $32.3 million for 2006, a modest increase of 3.7 percent over the fiscal year 2005; this compares with year-over-year asset growth of 12.5 percent. Salaries and benefits, the largest component of non interest expense, was $19.0 million, an increase of 1.9 percent over the prior year.
Asset quality has remained relatively stable throughout the year. Mr. Johnson commented that a return to Mercantile’s historically high levels of asset quality remains a top corporate priority; to that end, Mercantile has been strengthening its credit administration function throughout 2006, adding seasoned professionals and closely monitoring performance of the loan portfolio in light of changing economic conditions. Net loan charge-offs for 2006 were $4.9 million, equivalent to 0.29 percent of average loans; this compares with $1.1 million or 0.08 percent of average loans for the prior year. Non-performing assets were $9.6 million, or 0.46 percent of total assets at December 31, 2006, compared with $9.4 million, or 0.47 percent of assets at September 30, 2006, and $4.0 million, or 0.22 percent, of assets at December 31, 2005. Loan and lease loss reserves were $21.4 million, or 1.23 percent of total loans and leases at December 31, 2006.
Total assets grew $229.1 million, or 12.5 percent, over the past twelve months, reaching $2.07 billion at December 31, 2006. Earning asset growth was $204.2 million, or 11.7 percent, during this period, with loans up $183.7 million, or 11.8 percent. The composition of the loan portfolio remains basically unchanged from the prior year; commercial loans account for over 90% of outstandings. “As a highly regarded business bank in our local markets,” Johnson added, “we continue to see a substantial volume of well-structured transactions in the small-to-mid-sized commercial sector, where our pipeline remains strong, pricing pressures notwithstanding.” Growth in earning assets was primarily funded by a $227.6 million, or 16.0 percent, increase in deposits; local deposits contributed the majority of deposit growth, up $176.6 million, or 38.7 percent from last year. Local deposits now comprise 38.4 percent of total deposits at December 31, 2006 compared to 32.2 percent at December 31, 2005.
Shareholders’ equity at December 31, 2006 was $171.9 million, a twelve-month increase of $16.8 million, or 10.8 percent. Total shares outstanding at year-end were 8,022,221. Mercantile remains well-capitalized, with a total risk-based capital ratio of 11.5 percent at year-end. Mr. Johnson concluded, “We completed 2006 positioned to capitalize on growth opportunities in our markets. Nonetheless, we maintain a cautious lending posture in this current environment.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, and Ann Arbor, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Market under the symbol “MBWM.”
Forward Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
# # # #

Mercantile Bank Corporation
Fourth Quarter 2006 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2006	2005	2004
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$51,098,000	$36,208,000	$20,662,000
Short-term investments	282,000	545,000	149,000

Total cash and cash equivalents	51,380,000	36,753,000	20,811,000

Securities available for sale	130,967,000	112,961,000	93,826,000
Securities held to maturity	63,943,000	60,766,000	52,341,000
Federal Home Loan Bank stock	7,509,000	7,887,000	6,798,000

Total loans and leases	1,745,478,000	1,561,812,000	1,317,124,000
Allowance for loan and lease losses	(21,411,000)	(20,527,000)	(17,819,000)

Total Loans and leases, net	1,724,067,000	1,541,285,000	1,299,305,000

Premises and equipment, net	33,539,000	30,206,000	24,572,000
Bank owned life insurance policies	30,858,000	28,071,000	23,750,000
Accrued interest receivable	10,287,000	8,274,000	5,644,000
Other assets	14,718,000	12,007,000	9,072,000

Total assets	$2,067,268,000	$1,838,210,000	$1,536,119,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$133,197,000	$120,828,000	$101,742,000
Interest-bearing	1,513,706,000	1,298,524,000	1,057,439,000

Total deposits	1,646,903,000	1,419,352,000	1,159,181,000

Securities sold under agreement to repurchase	85,472,000	72,201,000	56,317,000
Federal funds purchased	9,800,000	9,600,000	15,000,000
Federal Home Loan Bank advances	95,000,000	130,000,000	120,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	3,316,000	2,347,000	1,609,000
Accrued expenses and other liabilities	21,872,000	16,595,000	9,405,000

Total liabilities	1,895,353,000	1,683,085,000	1,394,502,000

SHAREHOLDERS’ EQUITY
Common stock	161,223,000	148,533,000	131,010,000
Retained earnings	11,794,000	8,000,000	10,475,000
Accumulated other comprehensive income (loss)	(1,102,000)	(1,408,000)	132,000

Total shareholders’ equity	171,915,000	155,125,000	141,617,000

Total liabilities and shareholders’ equity	$2,067,268,000	$1,838,210,000	$1,536,119,000

Mercantile Bank Corporation
Fourth Quarter 2006 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME
Loans and leases, including fees	$34,178,000	$27,074,000	$127,470,000	$93,666,000
Investment securities	2,425,000	2,148,000	9,296,000	8,184,000
Federal funds sold	135,000	90,000	482,000	266,000
Short-term investments	2,000	3,000	12,000	14,000

Total interest income	36,740,000	29,315,000	137,260,000	102,130,000

INTEREST EXPENSE
Deposits	18,644,000	11,998,000	64,755,000	38,884,000
Short-term borrowings	839,000	607,000	2,867,000	1,795,000
Federal Home Loan Bank advances	1,257,000	1,189,000	5,393,000	4,200,000
Long-term borrowings	705,000	564,000	2,658,000	1,959,000

Total interest expense	21,445,000	14,358,000	75,673,000	46,838,000

Net interest income	15,295,000	14,957,000	61,587,000	55,292,000

Provision for loan and lease losses	1,700,000	1,270,000	5,775,000	3,790,000

Net interest income after provision for loan and lease losses	13,595,000	13,687,000	55,812,000	51,502,000

NON INTEREST INCOME
Service charges on accounts	380,000	343,000	1,386,000	1,391,000
Net gain on sales of commercial loans	0	0	29,000	84,000
Other income	1,001,000	1,560,000	3,846,000	4,186,000

Total non interest income	1,381,000	1,903,000	5,261,000	5,661,000

NON INTEREST EXPENSE
Salaries and benefits	4,804,000	5,088,000	18,983,000	18,635,000
Occupancy	732,000	752,000	3,136,000	2,641,000
Furniture and equipment	500,000	558,000	2,050,000	1,667,000
Other expense	2,161,000	2,404,000	8,093,000	8,174,000

Total non interest expense	8,197,000	8,802,000	32,262,000	31,117,000

Income before federal income tax expense	6,779,000	6,788,000	28,811,000	26,046,000

Federal income tax expense	2,174,000	2,239,000	8,964,000	8,145,000

Net income	$4,605,000	$4,549,000	$19,847,000	$17,901,000

Basic earnings per share	$0.57	$0.57	$2.48	$2.25

Diluted earnings per share	$0.57	$0.56	$2.45	$2.20

Average shares outstanding *	8,020,303	7,968,632	8,003,013	7,959,338

Average diluted shares outstanding *	8,117,442	8,102,195	8,112,355	8,137,164

*	- Adjusted for 5% stock dividend paid on May 16, 2006

Mercantile Bank Corporation
Fourth Quarter 2006 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2006	2006	2006	2006	2005
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2006	2005
EARNINGS
Net interest income	$15,295	15,547	15,646	15,099	14,957	61,587	55,292
Provision for loan and lease losses	$1,700	1,350	1,500	1,225	1,270	5,775	3,790
NonInterest income	$1,381	1,362	1,275	1,243	1,903	5,261	5,661
NonInterest expense	$8,197	8,028	8,031	8,006	8,802	32,262	31,117
Net income	$4,605	5,202	5,111	4,929	4,549	19,847	17,901
Basic earnings per share	$0.57	0.65	0.64	0.62	0.57	2.48	2.25
Diluted earnings per share	$0.57	0.64	0.63	0.61	0.56	2.45	2.20
Average shares outstanding *	8,020,303	8,016,016	8,000,998	7,974,180	7,968,632	8,003,013	7,959,338
Average diluted shares outstanding *	8,117,442	8,118,206	8,119,820	8,102,052	8,102,195	8,112,355	8,137,164

PERFORMANCE RATIOS
Return on average assets	0.89%	1.04%	1.06%	1.07%	1.00%	1.01%	1.05%
Return on average common equity	10.78%	12.54%	12.81%	12.74%	11.76%	12.19%	12.05%
Net interest margin (fully tax-equivalent)	3.19%	3.34%	3.47%	3.51%	3.54%	3.37%	3.50%
Efficiency ratio	49.15%	47.48%	47.46%	48.99%	52.21%	48.26%	51.05%
Full-time equivalent employees	291	284	277	275	273	291	273

CAPITAL
Period-ending equity to assets	8.32%	8.27%	8.21%	8.37%	8.44%	8.32%	8.44%
Tier 1 leverage capital ratio	10.04%	10.14%	10.15%	10.29%	10.45%	10.04%	10.45%
Tier 1 risk-based capital ratio	10.37%	10.47%	10.52%	10.74%	10.82%	10.37%	10.82%
Total risk-based capital ratio	11.45%	11.61%	11.66%	11.91%	12.00%	11.45%	12.00%
Book value per share	$21.43	20.89	20.17	19.86	19.46	21.43	19.46
Cash dividend per share	$0.13	0.13	0.13	0.12	0.11	0.51	0.43

ASSET QUALITY
Gross loan charge-offs	$2,276	1,250	1,083	780	350	5,389	1,392
Net loan charge-offs	$2,227	920	988	756	315	4,891	1,083
Net loan charge-offs to average loans	0.51%	0.22%	0.24%	0.19%	0.08%	0.29%	0.08%
Allowance for loan and lease losses	$21,411	21,938	21,507	20,995	20,527	21,411	20,527
Allowance for losses to total loans	1.23%	1.28%	1.29%	1.30%	1.31%	1.23%	1.31%
Nonperforming loans	$8,571	9,017	8,530	8,791	3,995	8,571	3,995
Other real estate and repossessed assets	$986	421	150	0	0	986	0
Nonperforming assets to total assets	0.46%	0.47%	0.44%	0.46%	0.22%	0.46%	0.22%

END OF PERIOD BALANCES
Loans and leases	$1,745,478	1,710,268	1,670,471	1,612,351	1,561,812	1,745,478	1,561,812
Total earning assets (before allowance)	$1,948,179	1,922,051	1,859,411	1,800,909	1,743,971	1,948,179	1,743,971
Total assets	$2,067,268	2,026,834	1,969,429	1,896,974	1,838,210	2,067,268	1,838,210
Deposits	$1,646,903	1,614,703	1,547,912	1,482,219	1,419,352	1,646,903	1,419,352
Shareholders’ equity	$171,915	167,548	161,660	158,910	155,125	171,915	155,125

AVERAGE BALANCES
Loans and leases	$1,729,899	1,684,700	1,643,022	1,581,617	1,519,616	1,660,284	1,432,609
Total earning assets (before allowance)	$1,938,499	1,881,873	1,841,666	1,778,694	1,709,612	1,860,680	1,613,448
Total assets	$2,042,037	1,984,199	1,939,413	1,871,945	1,804,067	1,959,933	1,701,997
Deposits	$1,628,233	1,569,614	1,521,037	1,459,266	1,394,023	1,545,069	1,308,091
Shareholders’ equity	$169,452	164,560	160,039	156,901	153,522	162,781	148,589

*	- Adjusted for 5% stock dividend paid on May 16, 2006